Exhibit 23.1

                      INDEPENDENT AUDITORS' CONSENT LETTER


We consent to the incorporation by reference in the Registration Statement of Millenium Holding Group, Inc. on Form S-8 to be filed on or about December 16, 2003 of our report on the consolidated financial statements of Millenium Holding Group, Inc. and which expresses an unqualified opinion and includes an explanatory paragraph relating to going concern uncertainty appearing in the Annual Report on Form 10-KSB of Millenium Holding Group, Inc. for the years ended December 31, 2002 and 2001.

We also consent to the reference of Chavez & Koch, CPA's as experts in accounting and auditing.


                              /s/ Chavez & Koch, CPA's

December 16, 2003
Henderson, NV